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                                                                EXHIBIT 4
                       RIGHTS AGREEMENT, AS RESTATED
                              AMENDMENT NO. 2


      Amendment No. 2, dated as of October 30, 1995 (the "Amendment"), to the Rights Agreement, restated as of February 3, 1991 and as amended by Amendment No. 1 thereto dated as of July 28, 1995 (the "Rights
Agreement"), between Louisiana-Pacific Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

WITNESSETH:

      WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement; and

      WHEREAS, on October 29, 1995, the Board of Directors of the
Company, in accordance with Section 27 of the Rights Agreement, determined it desirable and in the best interest of the Company and its stockholders to supplement and amend certain provisions of the Rights Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      Section 1.  Amendment to Section 7(c).  The first sentence of
Section 7(c) of the Rights Agreement is amended to read in its entirety as follows: "The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall be $200.00, and shall be payable in lawful money of the United States of America in accordance with Section 7(d) hereof."

      Section 2. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

      Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one in the same instrument.
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      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.




Attest:                LOUISIANA-PACIFIC CORPORATION



By   /s/ Anton C. Kirchhof          By   /s/ William L. Hebert
       Anton C. Kirchhof                     William L. Hebert
                                             Treasurer and
                                             Chief Financial Officer



                        FIRST CHICAGO TRUST COMPANY
                        OF NEW YORK


By   /s/ James Kuzmich              By   /s/Joanne Gorostiola
       James Kuzmich                        Joanne Gorostiola
                                            Assistant Vice President